Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:

Team Health, Inc.
Knoxville, Tennessee
David Jones, CFO
(865) 693-1000

Team Finance LLC Announces First Quarter 2008 Results

KNOXVILLE, Tenn. – May 8, 2008 – TeamHealth Inc.’s parent company, Team Finance LLC (the “Company”) today announced results for the first quarter ended March 31, 2008.

The Company previously announced the decision to exit the anesthesia management services business line and substantially completed the disposal of this business line during the third quarter of 2007. As a result, in accordance with relevant accounting guidance, the results of the anesthesia management business are reported as discontinued operations in the statement of operations for the first quarter of 2007 presented in this release.

Net revenue less provision for uncollectibles (“revenue less provision”) in the first quarter of 2008 increased 9.6% to $330.0 million from $301.1 million in the corresponding period of 2007. Same contract revenue less provision for the quarter increased by 6.8% to $285.3 million from $267.2 million in the same period a year ago. During the first quarter of 2008, growth in same contract revenue less provision was positively impacted 3.5% by an increase in billed patient volume and a 3.2% increase in contract and other revenue, compared to the first quarter of 2007. New sales, net of contracts that terminated in the period, and acquisitions contributed $9.7 million and $1.1 million of growth between periods, respectively. Net earnings were $17.5 million in the first quarter of 2008, compared to $19.0 million in the first quarter of 2007. Included in the net earnings for the first quarter of 2007 was a loss from discontinued operations (net of tax benefits) of $237,000.

Based on the results of the Company’s most recent actuarial study completed in April 2008, first quarter 2008 financial results reflect a reduction in professional liability reserves related to prior years of $13.8 million, compared to a $19.6 million reduction in the first quarter of 2007. The professional liability reserve adjustment recognized in the current quarter resulted from an improved actuarial view of prior period loss estimates due primarily to favorable loss development during the period and continued positive trends in the frequency of reported claims.

As of March 31, 2008, the Company had cash and cash equivalents of approximately $29.5 million and revolving credit facility borrowing availability of $125.0 million (without giving effect to $7.2 million of undrawn letters of credit). During the first quarter of 2008, the Company made a scheduled debt payment of $1.1 million. As a result, the Company’s total outstanding debt as of March 31, 2008 was $630.4 million and there were no amounts outstanding under the revolving credit facility. Cash flow provided by operations (after interest, taxes and changes in working capital) for the three months ended March 31, 2008 was $12.0 million compared to $28.0 million in 2007. The change in operating cash flow between periods is primarily due to the funding of accounts receivable associated with the increase in net revenue between periods.

Greg Roth, Chief Executive Officer and President of TeamHealth, said, “We are pleased to report solid financial results for the first quarter of 2008. Our financial performance was driven by our core emergency department staffing operations, with additional contributions generated by our military and locum tenen staffing divisions. During the quarter, we benefited from an increase in patient visits which contributed to the 6.8% increase in same contract revenue, an improvement over the lower level of growth realized in same contract revenue in the fourth quarter of 2007. New contract relationships derived through both sales efforts and acquisitions also performed up to expectations during the quarter. In addition, increases in our compensation costs were better aligned with our net revenue growth during the quarter. Our management team continues to focus on maximizing the Company’s operational efficiency. As a result of these efforts, we were able to reduce our general and administrative costs to 8.5% of net revenue less provision in the first quarter of 2008.”

Lynn Massingale, M.D., Executive Chairman of TeamHealth, added, “In addition to the sound financial performance in our core business during the quarter, we again realized a reduction in the loss reserves associated with our prior year self insured professional liability exposures. As with previous reductions in these loss reserves, the reduction in the current quarter was due to continued favorable development in the actuarial estimates of prior year losses. We continue to believe that such favorable trends are due in large part to the significant investments we have made over the years in patient safety and other risk management initiatives as well as the outstanding commitment of our affiliated physicians and other clinical providers to these programs.

“As previously announced, effective May 1, 2008, Greg Roth was promoted to the position of President and Chief Executive Officer and I assumed the role of Executive Chairman of the Board. I look forward to continuing to work with Greg in his expanded role and I, as well as the rest our employees, are excited about this new arrangement and the opportunities it presents the Company to better serve and create additional value for our hospital customers, affiliated physicians and clinicians, and the patients cared for by each of these constituents.”

Conference Call

As previously announced, TeamHealth will hold an investor conference call at 11:00 a.m. Eastern Time on May 9, 2008. All interested parties may listen to the call by calling (888) 290-3292. A taped replay of the call will be available after 2:00 p.m. Eastern Time Friday, May 9, 2008, through midnight on Friday, May 16, 2008, by calling (800) 642-1687, access code 44050056.

About TeamHealth

Founded in 1979, TeamHealth is headquartered in Knoxville, Tennessee. TeamHealth is affiliated with approximately 5,900 healthcare professionals who provide emergency medicine, radiology, hospital medicine, urgent care and pediatric staffing and management services to approximately 550 civilian and military hospitals, and clinics and physician groups in 44 states. For more information about TeamHealth, visit www.teamhealth.com or call 800.818.1498.

Statements made in this communication that are not historical facts and that reflect the current view of Team Finance LLC or TeamHealth, Inc. (collectively the “Company”) about future events and financial performance are hereby identified as “forward looking statements.” Some of these statements can be identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “could,” “should,” “may,” “plan,” “project,” “predict” and similar expressions and include references to assumptions that we believe are reasonable and relate to our future prospects, developments and business strategies. The Company cautions readers of this communication that such “forward looking statements”, including without limitation, those relating to the Company’s future business prospects, revenue, working capital, professional liability expense, liquidity, capital needs, interest costs and income, wherever they occur in this communication or in other statements attributable to the Company, are necessarily estimates reflecting the judgment of the Company’s senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the “forward looking statements”. Factors that could cause our actual results to differ materially from those expressed or implied in such forward-looking statements, include, but are not limited to those factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including filings on Forms 10-Q and 10-K.

The Company disclaims any intent or obligation to update “forward looking statements” made in this communication to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time.

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Team Finance LLC

Financial Highlights

	Three Months Ended March 31,
	2008	2007
	(Unaudited)
	(In thousands)
Net revenue	$559,021	$485,953
Provision for uncollectibles	229,002	184,852

Net revenue less provision for uncollectibles	330,019	301,101
Cost of services rendered
Professional service expenses	255,236	228,324
Professional liability costs	54	(5,675)

Gross profit	74,729	78,452
General and administrative expenses	28,129	27,819
Management fee and other expenses	886	931
Depreciation and amortization	3,882	3,490
Interest expense, net	12,642	14,469

Earnings from continuing operations before income taxes	29,190	31,743
Provision for income taxes	11,702	12,473

Earnings from continuing operations	17,488	19,270
Loss from discontinued operations less applicable benefit from income taxes of $150	—	(237)

Net earnings	$17,488	$19,033

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Team Finance LLC

Financial Highlights

Under the indenture governing the senior subordinated notes, the Company’s ability to engage in certain activities such as incurring certain additional indebtedness, making certain investments, and paying certain dividends is tied to ratios based on Adjusted EBITDA (which is defined as “EBITDA” in the indenture). Adjusted EBITDA under the indenture is defined as net earnings before interest expense, taxes, depreciation and amortization, as further adjusted to exclude unusual items, non-cash items and the other adjustments shown in the table below. We believe that the disclosure of the calculation of Adjusted EBITDA provides information that is useful to an investor’s understanding of the Company’s liquidity and financial flexibility. Adjusted EBITDA is not a measurement of financial performance or liquidity under generally accepted accounting principles. It should not be considered in isolation or as a substitute for net income, operating income, cash flows from operating, investing or financing activities, or any other measure calculated in accordance with generally accepted accounting principles. Adjusted EBITDA as calculated under the indenture for the senior subordinated notes is as follows (in thousands):

	Three Months Ended March 31,
	2008	2007
	(Unaudited)
Net earnings	$17,488	$19,033
Loss from discontinued operations, net of taxes	—	237
Interest expense, net	12,642	14,469
Provision for income taxes	11,702	12,473
Depreciation and amortization	3,882	3,490

EBITDA	45,714	49,702
Management fee and other expenses (a)	886	931
Restricted unit expense (b)	140	140
Insurance subsidiary interest income	1,075	640
Severance and other charges	383	1,638

Adjusted EBITDA*	$48,198	$53,051

*	Adjusted EBITDA totals include the effects of professional liability loss reserve adjustments of $13,835 and $19,599 for the three months ended March 31, 2008 and 2007, respectively.
(a)	Reflects management sponsor fee and loss on disposal of assets.
(b)	Reflects costs related to the recognition of expense in connection with the issuance of restricted units under the 2005 unit plan

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Team Finance LLC

Financial Highlights

Balance Sheet Data

	March 31, 2008	December 31, 2007
	(Unaudited)
	(In thousands)
Cash and cash equivalents	$29,464	$30,290
Accounts receivable, net	235,987	222,603
Long term debt, including current portion	630,437	631,500

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